Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 11, 2016	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 30, 2016 was $54.3 million, or $1.13 per share ($1.13 per share on a diluted basis). Net income for the fiscal year ended January 30, 2016 was $147.3 million, or $3.06 per share ($3.06 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 30, 2016 decreased 6.1 percent to $332.0 million from net sales of $353.5 million for the prior year 13-week fiscal quarter ended January 31, 2015. Comparable store net sales for the 13-week period ended January 30, 2016 decreased 7.2 percent from comparable store net sales for the prior year 13-week period ended January 31, 2015. Online sales increased 7.1 percent to $35.3 million for the 13-week period ended January 30, 2016, compared to net sales of $33.0 million for the 13-week period ended January 31, 2015.

Net sales for the 52-week fiscal year ended January 30, 2016 decreased 2.9 percent to $1.120 billion from net sales of $1.153 billion for the 52-week fiscal year ended January 31, 2015. Comparable store net sales for the 52-week period ended January 30, 2016 decreased 4.4 percent from comparable store net sales for the prior year 52-week period ended January 31, 2015. Online sales increased 11.8 percent to $105.5 million for the 52-week period ended January 30, 2016, compared to net sales of $94.3 million for the 52-week period ended January 31, 2015.

Net income for the fourth quarter of fiscal 2015 was $54.3 million, or $1.13 per share ($1.13 per share on a diluted basis), compared with $60.1 million, or $1.25 per share ($1.25 per share on a diluted basis) for the fourth quarter of fiscal 2014.

Net income for the fiscal year ended January 30, 2016 was $147.3 million, or $3.06 per share ($3.06 per share on a diluted basis), compared with $162.6 million, or $3.39 per share ($3.38 per share on a diluted basis) for the fiscal year ended January 31, 2015.

Management will hold a conference call at 10:00 a.m. EST today to discuss fourth quarter results. To participate in the call, please call (800) 230-1074 for domestic calls or (612) 234-9959 for international calls and reference the conference code 388126. A replay of the call will be available for a two-week period beginning March 11, 2016 at 12:00 p.m. EST by calling (800) 475-6701 and entering the conference code 388126.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 468 retail stores in 44 states. As of the end of the fiscal year, it operated 468 stores in 44 states compared with 460 stores in 44 states at the end of fiscal 2014.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015 (1)

SALES, Net of returns and allowances	$332,031	$353,541	$1,119,616	$1,153,142

COST OF SALES (Including buying, distribution, and occupancy costs)	176,086	186,126	638,215	645,810

Gross profit	155,945	167,415	481,401	507,332

OPERATING EXPENSES:
Selling	64,751	65,633	212,531	212,688
General and administrative	7,883	7,345	39,282	37,671
	72,634	72,978	251,813	250,359

INCOME FROM OPERATIONS	83,311	94,437	229,588	256,973

OTHER INCOME, Net	3,277	1,892	5,236	2,723

INCOME BEFORE INCOME TAXES	86,588	96,329	234,824	259,696

PROVISION FOR INCOME TAXES	32,249	36,196	87,541	97,132

NET INCOME	$54,339	$60,133	$147,283	$162,564

EARNINGS PER SHARE
Basic	$1.13	$1.25	$3.06	$3.39

Diluted	$1.13	$1.25	$3.06	$3.38

Basic weighted average shares	48,096	48,037	48,079	47,927
Diluted weighted average shares	48,209	48,168	48,204	48,090

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 30, 2016	January 31, 2015 (1)

CURRENT ASSETS:
Cash and cash equivalents	$161,185	$133,708
Short-term investments	36,465	25,857
Receivables	9,651	8,567
Inventory	149,566	129,921
Prepaid expenses and other assets	6,030	26,536
Total current assets	362,897	324,589

PROPERTY AND EQUIPMENT	450,762	427,915
Less accumulated depreciation and amortization	(277,981)	(255,252)
	172,781	172,663

LONG-TERM INVESTMENTS	33,826	43,698
OTHER ASSETS	3,269	2,043

	$572,773	$542,993

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,862	$35,714
Accrued employee compensation	33,126	36,920
Accrued store operating expenses	6,639	9,984
Gift certificates redeemable	22,858	23,992
Income taxes payable	11,141	15,661
Total current liabilities	107,626	122,271

DEFERRED COMPENSATION	12,849	14,261
DEFERRED RENT LIABILITY	39,655	40,566
OTHER LIABILITIES	—	10,617
Total liabilities	160,130	187,715

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 48,428,110 and 48,379,613 shares issued and outstanding at January 30, 2016 and January 31, 2015, respectively	484	484
Additional paid-in capital	134,864	131,112
Retained earnings	277,626	224,111
Accumulated other comprehensive loss	(331)	(429)
Total stockholders’ equity	412,643	355,278

	$572,773	$542,993

(1) Derived from audited financial statements